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Exhibit 23.1

Penn National Gaming, Inc.
Wyomissing, Pennsylvania

        We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated January 30, 2004, except for Note 15, which is as of February 22, 2004, relating to the consolidated financial statements of Penn National Gaming, Inc. and subsidiaries appearing in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2003.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Seidman, LLP
Philadelphia, Pennsylvania

July 27, 2004

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  Exhibit 23.1